EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59210, 333-71596, 333-118113 and 333-130406) and on Form S-3 (Nos. 333-46055, 33-38869, 333-45377, 333-56873, 333-62156, 333-69294, 333-82212, 333-121502, 333-121504, 333-125077, 333-131393, 333-135816, 333-135962 and 333-137093) of Vector Group Ltd. of our reports dated March 12, 2007, February 23, 2006 and February 18, 2005 relating to the financial statements of Douglas Elliman Realty, LLC as of and for the years ended December 31, 2006, 2005 and 2004 which appear in this Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
Melville, New York
March 21, 2007